Exhibit 99.1

Diedrich Coffee Submits Application to Transfer the Listing of its

Common Stock to the NASDAQ Capital Market

Irvine, Calif. — October 30, 2008 — Diedrich Coffee, Inc. (NASDAQ: DDRX) today announced that it submitted a transfer application to the NASDAQ Stock Market to transfer the listing of its common stock from the NASDAQ Global Market to the NASDAQ Capital Market. As previously announced, the Company received two staff deficiency letters from the NASDAQ Stock Market with respect to its listing on the NASDAQ Global Market. The first letter, received on October 10, 2008, indicated that based on the Company’s stockholders’ equity as reported in its Annual Report on Form 10-K for the year ended June 25, 2008, the Company was not in compliance with the minimum stockholders’ equity requirement of $10 million for continued listing on the NASDAQ Global Market as set forth in NASDAQ Marketplace Rule 4450(a)(3). The second letter, received on October 20, 2008, indicated that for the thirty consecutive trading days preceding the date of the letter, the Company’s common stock had not maintained a minimum market value of publicly held shares (“MVPHS”) of $5 million, and as a result, the Company was not in compliance with the MVPHS requirement for continued listing on the NASDAQ Global Market as set forth in NASDAQ Marketplace Rule 4450(a)(2).

If the transfer to the NASDAQ Capital Market is approved, the Company’s common stock will continue to trade under the symbol “DDRX.” The NASDAQ Stock Market operates both the NASDAQ Global Market and the NASDAQ Capital Market. All companies listed on the NASDAQ Capital Market must meet certain quantitative listing requirements and adhere to similar corporate governance standards as companies listed on the NASDAQ Global Market.

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Diedrich Coffee, Gloria Jean’s Coffees and Coffee People. Diedrich Coffee sells its coffees through wholesale accounts including office coffee service distributors, restaurants and specialty retailers, and via the Company’s web stores. As of June 25, 2008, the Company also has 123 retail outlets, the majority of which are franchised, located in 28 states. For more information about Diedrich Coffee, call (800) 354-5282, or visit the Company’s web sites at www.diedrich.com or www.gloriajeans.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of the Company’s wholesale operations, the Company’s ability to maintain profitability over time, the successful execution of the Company’s growth strategies, franchisee’s adherence to the Company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K for the fiscal year ended June 25, 2008.

Information Contact:

Sean McCarthy

Chief Financial Officer

(949) 260-6734

2